Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXT-GEN BATTERY COMPANY QUANTUMSCAPE TO LIST ON NYSE THROUGH MERGER WITH KENSINGTON CAPITAL ACQUISITION CORP.

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QuantumScape Corporation has entered into a definitive merger agreement with Kensington Capital Acquisition Corp. (NYSE: KCAC); upon closing, the combined company will remain listed on the New York Stock Exchange under the ticker symbol “QS”

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QuantumScape raises over $700 million in proceeds through the business combination, including a $500 million fully committed PIPE anchored by institutional investors including Fidelity Management & Research Company LLC and Janus Henderson Investors

•	Transaction results in over $1 billion in cash and funding commitments, including QuantumScape’s Series F financing led by the Volkswagen Group and Qatar Investment Authority (QIA)
•	QuantumScape and Volkswagen have previously announced a joint venture to enable industrial-level production of solid-state batteries for use in VW’s vehicles
•	Pro forma implied enterprise value of the combined company is approximately $3.3 billion

SAN JOSE, CA / WESTBURY, NY (September 3, 2020) – QuantumScape Corporation (“QuantumScape”), a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles, and Kensington Capital Acquisition Corp. (“Kensington”) (NYSE: KCAC), a special purpose acquisition company, today announced a definitive agreement for a business combination that would result in QuantumScape becoming a publicly listed company. Upon closing of the transaction, the combined company will be named QuantumScape and is expected to remain listed on the NYSE and trade under the new ticker symbol “QS”.

In the decade since the company was founded, QuantumScape has been exclusively focused on developing solid-state batteries and designing a scalable manufacturing process to commercialize its battery technology for the automotive industry. QuantumScape believes the proceeds from this transaction will fully fund the company through the start of production via its joint venture with the Volkswagen Group (“Volkswagen”).

Jagdeep Singh, Founder and Chief Executive Officer of QuantumScape, commented, “Today marks an important milestone of advancing QuantumScape’s effort in developing the next generation of solid-state batteries to meet the needs of all future electric vehicles as the world transitions to zero emissions. Ten years ago, we embarked upon an ambitious goal that most thought was impossible. Through the tireless work of QuantumScape’s more than 200 scientists and engineers, and our partnership with Volkswagen since 2012, we have developed a new battery technology that is unlike anything else in the world. We are now excited to partner with Kensington’s unique team of world-class automotive executives, who share our vision of a cleaner and safer future powered by QuantumScape. This vote of confidence from investors, and the capital provided by this transaction, will drive a more sustainable future for generations to come.”

Justin Mirro, Chairman and Chief Executive Officer of Kensington, who will join the combined company Board of Directors, added, “We are extremely excited and honored to partner with QuantumScape, as this represents a unique opportunity to invest in a pure-play battery company that is positioned to transform the auto industry. Kensington considered hundreds of automotive companies and QuantumScape stands out as the leading company to play a pivotal role in the advancement of electric vehicles. Through the vision and leadership of Jagdeep Singh, QuantumScape has created a world-class team that is developing the next generation of solid-state batteries that will achieve the future performance requirements of leading vehicle manufacturers. By combining QuantumScape with Kensington’s deep industry expertise and capital from this transaction, we are confident that QuantumScape’s investment thesis has been significantly enhanced.”

Volkswagen, one of the world’s largest automotive manufacturers, and QuantumScape have previously announced the formation of a manufacturing joint venture to prepare for the mass production of solid-state batteries for Volkswagen. QuantumScape’s relationship with Volkswagen dates back to 2012 and includes collaboration on battery cell development, the testing of prototype cells, previously announced funding commitments of over $300 million, and representation on QuantumScape’s Board of Directors.

Former Tesla Chief Technology Officer and current QuantumScape board member JB Straubel commented, “QuantumScape’s solid-state anode-less design represents the most elegant architecture I’ve seen for a lithium-based battery system, and the company has an opportunity to redefine the battery landscape.”

Venture capitalist, co-founder of Sun Microsystems, and current QuantumScape board member Vinod Khosla added, “When we backed QuantumScape ten years ago, we knew it was a bold vision to transform one of the world's largest industries. We are therefore thrilled that the team has developed technology that addresses the single largest cost component and deficiency of electric cars, the battery. By enabling greater range and much faster charge times, we believe QuantumScape’s technology will assist EVs in becoming significantly more competitive with traditional internal combustion engine vehicles, paving the way for greater adoption and a greener future.”

“The merger with Kensington and associated PIPE transaction allows us to fund our business plans to first production,” continued Jagdeep Singh. “We look forward to executing on continued product development and validation through to first revenue and what we believe will be significant growth thereafter.”

Transaction Overview

The business combination values QuantumScape at an implied $3.3 billion pro forma enterprise value. The boards of directors of both Kensington and QuantumScape have approved the proposed transaction, which is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by Kensington’s stockholders and satisfaction or waiver of the other conditions stated in the definitive documentation.

The private placement of common stock includes commitments from institutional investors Fidelity Management & Research Company LLC and Janus Henderson Investors.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Kensington with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Hughes Hubbard & Reed LLP is serving as legal advisor and UBS Investment Bank, Stifel Nicolaus & Company Incorporated and Robert W. Baird & Co. Incorporated are serving as financial advisors to Kensington. Goldman Sachs & Co. LLC and UBS Investment Bank are serving as joint placement agents on the PIPE offering. Wilson Sonsini Goodrich & Rosati is serving as legal advisor and Goldman Sachs & Co. LLC is serving as financial advisor to QuantumScape.

Investor Conference Call Information

QuantumScape and Kensington will host a joint investor conference call to discuss the proposed transaction today, Thursday, September 3, 2020 at 10:00 am ET.

To listen to the prepared remarks via telephone dial 1-877-407-4018 (U.S.) or 1-201-689-8471 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode: 13709570 through September 17, 2020 at 11:59 pm ET.

About QuantumScape Corporation

QuantumScape, founded in 2010 in California, is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles.  The company’s mission is to revolutionize energy storage to enable a sustainable future.

For additional information, please visit www.quantumscape.com

About Kensington Capital Acquisition Corp.

Kensington Capital Acquisition Corp. (NYSE: KCAC) is a special purpose acquisition company formed for the purpose of effecting a business combination in the automotive sector. Kensington is sponsored by Kensington Capital Partners LLC and the management team of Justin Mirro, Bob Remenar, Simon Boag and Daniel Huber. Kensington is also supported by a board of independent directors including Tom LaSorda, Anders Pettersson, Mitch Quain, Don Runkle and Matt Simoncini. The Kensington team has completed over 70 automotive transactions and has over 300 years of combined experience leading some of the largest automotive companies in the world.

For additional information, please visit www.autospac.com.

Important Information and Where to Find It

In connection with the transaction, Kensington intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary proxy statement to be distributed to holders of Kensington’s common stock in connection with Kensington’s solicitation of proxies for the vote by Kensington’s stockholders with respect to the transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to QuantumScape’s stockholders in connection with the transaction.  After the Registration Statement has been filed and declared effective, Kensington will mail a definitive proxy statement, when available, to its stockholders.  Investors and security holders and other interested parties are urged to read the proxy statement/prospectus, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Kensington, QuantumScape and the transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by Kensington through the website maintained by the SEC at http://www.sec.gov, or by directing a request to:  Kensington Capital Acquisition Corp., 1400 Old Country Road, Suite 301, Westbury, NY  11590.

Participants in the Solicitation

Kensington and QuantumScape and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the transaction. Information about the directors and executive officers of Kensington will be set forth in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Stockholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Kensington’s proposed acquisition of QuantumScape, Kensington’s ability to consummate the transaction, the development and performance of QuantumScape’s products (including the timeframe for development of such products), the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Kensington and QuantumScape disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Kensington and QuantumScape caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Kensington or QuantumScape. In addition, Kensington cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Kensington or QuantumScape following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Kensington, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts Kensington’s or QuantumScape’s current plans and operations as a result of the announcement of the transactions; (v) QuantumScape’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of QuantumScape to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; (viii) the possibility that QuantumScape may be adversely affected by other economic, business, and/or competitive factors, and (ix) the possibility that the expected timeframe for, and other expectations regarding the development and performance of, QuantumScape’s products will differ from current assumptions. Should one or more of the risks or uncertainties described in this press release, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Kensington’s periodic filings with the SEC.  Kensington’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts:

For Investors

QuantumScapeIR@icrinc.com

For Media

QuantumScapePR@icrinc.com

media@quantumscape.com

For Kensington Capital Acquisition Corp.

Dan Huber

Chief Financial Officer

dan@kensington-cap.com

703-674-6514

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